EXHIBIT 99.1

Contact:	Marina Norville
212-640-2832 marina.h.norville@aexp.com

FOR IMMEDIATE RELEASE

AMERICAN EXPRESS COMPANY ELECTS
DR. DANIEL VASELLA TO BOARD OF DIRECTORS

NEW YORK, July 20, 2012 – American Express Company today announced that Daniel L. Vasella, M.D., Chairman of Novartis, has been elected to its Board of Directors.

“As CEO, and now as chairman, Dan has helped to build one of the world’s most respected companies.  Under his leadership, Novartis was transformed into a global leader that attracts outstanding talent and sets the standard for the healthcare industry.  His business expertise, global perspective and track record of successfully adapting to rapidly changing markets will make him a terrific addition to our board of directors,” said Kenneth I. Chenault, Chairman and Chief Executive Officer, American Express.

Dr. Vasella served as Chief Executive Officer and executive member of the Board of Directors for 14 years following the merger that created Novartis in 1996. Dr. Vasella was appointed Chairman of Novartis in April 1999. Before the Novartis merger, Dr. Vasella was CEO of Sandoz Pharma Ltd. and a member of the Sandoz Group Executive Committee. From 1988 to 1992, he was with Sandoz Pharmaceuticals Corporation in the United States, prior to which he held a number of medical positions in Switzerland.

Dr. Vasella is a member of the board of directors of PepsiCo, Inc. He is also a member of the International Board of Governors of the Peres Center for Peace in Israel, the International Business Leaders Advisory Council for the Mayor of Shanghai, and is a foreign honorary member of the American Academy of Arts and Sciences. He is also a member of the Board of Trustees of the Carnegie Endowment for International Peace. In addition, Dr. Vasella serves as a member of several industry associations and educational institutions.

He graduated with an M.D. from the University of Bern in Switzerland and completed executive training at the Harvard Business School in the United States. He was also awarded an honorary doctorate by the University of Basel.

About American Express
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